Exhibit 99.1

For more information, contact:
Chris Sternberg	Sonja Risner
Senior Vice President, Corporate Communications	Controller
Papa John’s International, Inc.	Milestone Capital Management, LLC
502-261-4934	202-741-3663

PAPA JOHN’S ANNOUNCES SALE OF 84 COMPANY-OWNED

RESTAURANTS IN COLORADO AND MINNESOTA

Louisville, KY (August 17, 2005) – Papa John’s International, Inc. (NASDAQ: PZZA) today announced an agreement to sell 84 company-owned restaurants in Colorado and Minnesota to a new franchise group, PJCOMN Acquisition Corporation, an affiliate of Washington DC-based private equity firm Milestone Capital Management, LLC.  The transaction, expected to close at the end of the third quarter or beginning of the fourth quarter, covers 49 restaurants in the Denver/Colorado Springs market and 35 restaurants in the Minneapolis/St. Paul market, and is not expected to have a significant impact on 2005 operating results.  Terms were not disclosed.

“While we are committed to growing our base of company-owned restaurants where it makes strategic sense, this sale allows us to tighten our geographic focus of corporate operations while adding an excellent new franchisee to our system,” said Papa John’s Chief Operations Officer, Bill Van Epps.  “We believe this franchise group has the resources, experience and capabilities to be successful in these markets and in the Papa John’s system.”

“We are excited to join the Papa John’s family,” said Larry Zwain, CEO of PJCOMN Acquisition Corporation.  “The quality of the product, as evidenced by the numerous awards and consumer surveys won by the brand, is what attracted us to Papa John’s.”

“We believe we will be able to profitably grow these markets by continuing to focus on restaurant level operational execution, while also working to increase customer awareness and overall market penetration,” said Murry Gunty, Managing Partner of Milestone Capital.

About Papa John’s

Papa John’s, the world’s third largest pizza company, has been rated #1 in customer satisfaction among all national QSR chains for six straight years in the American Customer Satisfaction Index (ACSI).  As of July 24, 2005, Papa John’s had 2,883 restaurants (571 company-owned and 2,312 franchised) operating in 49 states and 19 countries.  Papa John’s also franchises an additional 115 Perfect Pizza restaurants in the United Kingdom.  For more information about the company, please visit www.papajohns.com.

About Milestone Capital

Milestone Capital Management, LLC, is a Washington, DC based private equity firm with $88 million of capital under management.  Milestone seeks investments in a range of industries, including manufacturing/distribution, health care, restaurants, specialty retail and business services.